                                                                   Exhibit 10.26


                                   AGREEMENT


       AGREEMENT dated December 20, 1996 by and between DIV Natick, LLC, a Massachusetts limited liability company ("Developer") and SystemSoft Corporation, a Delaware Corporation ("SystemSoft").


                                   Background
                                   ----------

       SystemSoft has entered into a Purchase and Sale Agreement dated September 12, 1996 (the "P&S") with Argonaut Holdings, Inc., to acquire a certain parcel of land known as and numbered 568-598 Worcester Street, Natick, Massachusetts more particularly described on Exhibit "A" (the "Premises"). Developer and
                               -----------
SystemSoft intend that Developer shall acquire the Premises and construct on the Premises a building and related parking areas and site improvements ("Phase A") to be leased and occupied by SystemSoft. Accordingly, Developer and SystemSoft have entered into certain agreements dated August 30, 1996 and September __, 1996 (the "Pre-Development Agreements") concerning the acquisition and development of the Premises, and simultaneously with this Agreement Developer is entering into a lease with SystemSoft (the "Phase A Lease") pursuant to which Developer (or its nominee) will construct a building and related site improvements on the Premises and lease the building to SystemSoft for a term of fifteen (15) years.

       Developer and SystemSoft have further agreed that SystemSoft shall have certain rights to require that additional office improvements and related parking areas and site improvements ("Phase B") be constructed and leased to SystemSoft as set forth in this Agreement. Phase B is to be constructed within the portion of the Premises referred to as the "Development Land" on Exhibit
                                                                     -------
"A."  At such time as SystemSoft's rights under this Agreement with respect to
--
Phase B expire, terminate or are satisfied, Developer shall have the right to develop the Development Land for other parties. The agreements among the Developer and SystemSoft concerning Phase B are being set forth in this separate agreement as it is intended that Phase A and the Development Land may be separately owned and financed.

                                   Agreement
                                   ---------

       1. Commencing on the date the Premises are acquired by Developer or its nominee and continuing until the Phase B Carry Termination Date (as defined below), SystemSoft shall pay Developer, in order to defray the cost of acquiring and carrying the Development Land, an annual amount equal to One Hundred Ninety Thousand Dollars ($190,000.00) per annum, which shall be paid in equal monthly installments in advance on
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the date the Premises are acquired and on the first day of each calendar month thereafter (the first and last installment to be pro-rated for partial months). In addition, (x) SystemSoft shall pay all real estate taxes allocable to the Development Land during the period from acquisition of the Premises until the commencement of the term of the Phase A Lease and (y) if, at any time after the term of the Phase A Lease commences until the Phase B Carry Termination Date, SystemSoft is not obligated to pay the costs of carrying the Development Land under the Phase A Lease, then SystemSoft shall pay such costs to Developer as set forth on Exhibit "B." The Phase B Carry Termination Date shall be (i) the
             ----------
date on which SystemSoft commences to pay rent under the Phase B Lease (as defined below) if Phase B is developed for SystemSoft, (ii) if SystemSoft's rights to lease Phase B under this Agreement are terminated and the Development Land is developed for another tenant or occupant, six (6) months after the date on which all permits and approvals for construction of such building have been obtained by Developer or, if earlier, the date Developer commences construction for the building or (iii) in any other event, the date on which the Phase A Lease, as it may be extended by SystemSoft, is scheduled to expire. SystemSoft shall have no obligation to make payments under this Section 1 on account of time periods after the Phase B Carry Termination Date, but shall not be relieved of its obligations to make payments for periods prior to the Phase B Carry Termination Date which have not been paid as of that date. All payments shall be made to Developer at c/o The Davis Companies, One Appleton Street, Boston, Massachusetts, 02116, or as may be otherwise directed by Developer in writing.


       2. Developer shall have the right, at any time, to separate the Phase A Site and the Development Land by way of a subdivision, long-term ground lease or condominium in order to permit separate ownership and financing of all or any portion of the Development Land, provided that SystemSoft's rights and obligations under the Phase A Lease and this Agreement shall not be affected in any material respect. In the event the Premises as originally defined is subdivided or separated into separate leasehold lots, the Premises under the Phase A Lease shall be deemed to exclude all portions of the Development Land which is so separated or subdivided. In the event the Premises are submitted to a condominium regime, the Premises under the Phase A Lease shall be deemed to be the condominium unit consisting of the "Demised Premises" (as defined under the Phase A Lease). SystemSoft agrees to enter into any instruments reasonably requested by Developer in connection with the foregoing so long as the same are not inconsistent with the rights of SystemSoft under the Phase A Lease and this Agreement and are otherwise reasonably acceptable to SystemSoft. Without limiting the generality of the foregoing, such instruments may include an acknowledgment that SystemSoft has no rights under the Phase A Lease with respect to the Development Land except for the use of any common walkways, driveways, parking areas and other specifically designated parts of the Premises serving the Demised Premises, and/or a subordination of the Phase A Lease to documents creating a condominium on the Premises. SystemSoft shall have a right to review and approve any proposed condominium, subdivision, or ground lease documents, such approval not to be unreasonably withheld, and

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shall agree to bebound by and comply with the approved condominium, subdivision, or ground lease documents.


       3.   (a)   SystemSoft shall have the right to have Phase B developed for its use and occupancy as set forth herein after the Construction Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Financing Statement given by Developer to Mellon Bank, N.A. and recorded herewith ("Construction Mortgage") is discharged and the Development Land is conveyed pursuant to the Purchase Contract of even date between Developer and Metropolitan Life Insurance Company ("Met Life") (or such contract is terminated) or, prior to suchevents, with the written approval of the holder of the Construction Mortgage and Met Life in their sole discretion. Developer shall have no obligation to proceed with development of Phase B under this Agreement until such events occur or such approvals are given. SystemSoft shall notify Developer if it desires Developer to develop Phase B for SystemSoft's use and occupancy. Such notice is referred to as a "Phase B Notice to Proceed." Phase B shall have a minimum rentable area of 80,000 square feet. Following the Phase B Notice to Proceed, SystemSoft and Developer shall consult from time to time on the design and cost of Phase B and Developer shall prepare a site plan, design plans, and preliminary base building specifications for Phase B (the "Phase B Design Package") and a budget of the reasonably estimated costs to develop Phase B (the "Phase B Budget") for SystemSoft's review and approval, which approval shall not be unreasonably withheld. Developer and SystemSoft shall cooperate with each other in preparing the Phase B Design Package and Phase B Budget in order to accommodate SystemSoft's reasonable design requests and minimize the costs of developing Phase B consistent with appropriate standards for first-class suburban office buildings reasonably comparable to Phase A which satisfy requirements for institutional financing. Developer may designate a development manager or agent to perform some or all of Developer's responsibilities under this Agreement.


            (b) After the Phase B Design Package and Phase B Budget have been approved, SystemSoft and Developer shall enter into a lease (the "Phase B Lease") for Phase B. The Phase B Lease shall be upon all of the same terms and conditions as the Phase A Lease, except that:


            (i)   the base rent for Phase B shall be determined as set forth in
            Section 3(c) below,

            (ii) the term of the Phase B Lease shall be for a minimum term equal to the longest of (x) ten (10) years, (y) such longer period, up to a maximum of fifteen (15) years, as is necessary to satisfy then current institutional underwriting standards for a lease which is financable on commercially reasonable terms, or (z) such longer period as is necessary for the Phase B Lease to expire on the same day as the initial term or an extension term expires under the Phase A Lease (SystemSoft agreeing that, if requested by Developer

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            prior to execution of the Phase B Lease, SystemSoft will exercise sufficient extension terms under the Phase A Lease so that the term of the Phase A Lease shall be at least as long as the minimum term for the Phase B Lease under (x) or (y) above and the Phase A Lease and the Phase B Lease are scheduled to expire on the same date),

            (iii) SystemSoft shall have the same number of five (5) year extension options under the Phase B Lease as will remain under the Phase A Lease after any extension of the expiration date of the Phase A Lease under (ii) above, provided that the rent for the extension terms under the Phase B Lease shall be determined as set forth in Section 3(c) below,

            (iv) the security deposit amount under the Phase B Lease shall be equal to four and one-half months' rent and reasonably estimated additional rent amounts,

            (v) Developer shall have the right to terminate the Phase B Lease (without liability to either party) until the date thirty (30) days after all permits and approvals (other than a building permit) are obtained for the construction of Phase B, provided that in the event of such termination SystemSoft shall have the right to acquire the Development Land on the same terms set forth in Section 5(b) of this Agreement,

            (vi) SystemSoft shall have the right to terminate the Phase B Lease (without liability to either party) and acquire the Development Land on the same terms set forth in Section 5(b) of this Agreement as its sole and exclusive remedy if Developer does not diligently seek all permits and approvals necessary for construction of Phase B or if construction of Phase B has not commenced within 4 months after the date all permits and approvals for the construction of Phase B are obtained by Developer,

            (vii) the Outside Delivery Date under the Phase B Lease shall be fifteen (15) months after the Phase B Lease has been executed and delivered and Developer obtains all permits and approvals for the construction of Phase B and, if the construction is being financed, closes construction financing for Phase B, such date to be extended up to three (3) months for delays in the development of Phase B for reasons beyond Developer's reasonable control, and

            (viii)the Phase B Lease shall incorporate such other modifications as are reasonably necessary to satisfy then current institutional underwriting standards for a lease which is financable on commercially reasonable terms.

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            (c)   The base rent for the Phase B Lease shall be determined as follows based on the Phase B Budget approved by SystemSoft. The annual base rent for the first five (5) years of the initial term under the Phase B Lease shall be equal to the Phase B Rent Factor (defined below) multiplied by the total cost to develop Phase B as shown on the approved Phase B Budget. The annual base rent during each subsequent five (5) year period during the initial term shall be equal to 112.5% of the base rent during the last year of the immediately preceding 5-year period. The base rent during any five (5) year extension term under the Phase B Lease shall be equal to 112.5% of the base rent under the Phase B Lease during the last year immediately preceding the extension term in question. The Phase B Budget shall include all reasonable out-of-pocket third-party costs previously incurred or anticipated to be incurred by Developer in connection with the leasing, development, design, permitting, financing, or construction of Phase B, including the purchase price paid for the Development Land (which is agreed to be $1,520,000.00), financing fees and construction period interest and taxes, plus a contingency of five percent (5%) of the
                           ----
foregoing costs and a fee to Developer of three percent (3%) of such costs. If construction of Phase B is not financed, the Phase B Budget shall include imputed amounts for financing fees and construction period interest at then prevailing rates for a conventional first mortgage construction loan for a comparable building and tenant, with a loan amount equal to the Phase B Budget. Developer shall use reasonable efforts to obtain separate financing for Phase A that allows for the development of Phase B without any change in the Phase A financing, but if it is necessary to refinance Phase A in order to proceed with Phase B, then the Phase B Budget shall include any prepayment premium or other costs incurred to refinance Phase A and the annual amount of base rent under the Phase A Lease shall be increased or decreased by the same amount as any increase or decrease in the annual debt service costs under the new financing for Phase
A. The Phase B Rent Factor shall be equal to 12.5% adjusted as set forth below for changes in interest rates. If the Benchmark Treasury Yield (defined below) exceeds 6.78% then the Rent Factor shall be 12.5% plus the difference between 6.78% and the Benchmark Treasury Yield. If the Benchmark Treasury Yield is less than 5.78%, then the Rent Factor shall be 12.5% minus the difference between 5.78% and the Benchmark Treasury Yield. The Benchmark Treasury Yield shall mean the asked yield to call, at the close of business on the date Developer obtains a commitment for permanent financing of Phase B (or, if no permanent financing commitment has been obtained, the date a building permit is issued for Phase B), on the United States Treasury Bond having a maturity closest to the date eleven
(11) years following the date on which the Benchmark Treasury Yield is determined, as reported in the Wall Street Journal (by the designation "Ask Yld.") on the next day. If not then reported in the Wall Street Journal, the Benchmark Treasury Yield shall be determined using a comparable information source reasonably selected by Developer and SystemSoft. An example of the calculation of base rent for the Phase B Lease is attached as Exhibit "C."
                                                              ----------

            (d) SystemSoft shall have the right to withdraw any Phase B Notice to Proceed by giving Developer a notice to that effect at any time before the Phase B Lease is executed by SystemSoft (a "Phase B Withdrawal Notice"), in which case Developer shall cease pre-development activities in connection with Phase B.Subject to Section 5(b) below, after a Phase B Notice to Proceed is given, Developer agrees to pursue the design, permitting and financing for Phase B diligently and in good faith unless and until a Phase B Withdrawal Notice is given.

            (e) SystemSoft shall reimburse Developer for pre-development costs incurred in connection with the design and permitting of Phase B and other pre-development activities as set forth in this Section 3(e). Promptly after a Phase B Notice to Proceed is given, Developer shall provide SystemSoft with a preliminary budget for anticipated pre-development costs to be reimbursed under this Section 3(e) ("Pre-Development Budget"). The Pre-Development Budget may be revised from time to time by Developer. The Pre-Development Budget, and any revisions thereto, shall be subject to SystemSoft's review and approval (such approval not to be unreasonably withheld or delayed). Whether or not a Phase B Notice to Proceed is withdrawn, SystemSoft shall reimburse Developer within twenty (20) days after request from time to time for all out-of-pocket third party costs incurred by Developer in accordance with the approved Pre-Development Budget after the Phase B Notice to Proceed and prior to the Reimbursement Cut-Off Date (defined below). Except as set forth in the next sentence, the amounts paid by SystemSoft under this Section 3(e) shall be included in the Phase B Budget and SystemSoft shall be reimbursed for such amounts out of the proceeds of the construction loan for Phase B at the time such loan is closed (or if the construction is not being financed, such amounts shall be reimbursed by Developer when construction is commenced). However, if a Phase B Notice to Proceed is withdrawn, all costs incurred in accordance with the Pre-Development Budget prior to withdrawal of the Phase B Notice to Proceed shall be borne by SystemSoft and shall not be included in the Phase B Budget or reimbursed to SystemSoft. The Reimbursement Cut-Off Date shall be the earlier of (i) the date SystemSoft withdraws the Phase B Notice to Proceed by giving a Phase B Withdrawal Notice or (ii) the date on which the Phase B Lease has been executed, all permits and approvals for the construction of Phase B have been obtained by Developer and, if the construction is being financed, Developer has closed construction financing for the construction of Phase B. In the event SystemSoft gives a Phase B Withdrawal Notice, in addition to reimbursement for pre-development costs in accordance with the Pre-Development Budget as set forth in this Section 3(e), SystemSoft shall promptly pay Developer a fee for Developer's pre-development efforts equal to twenty percent (20%) of the amount of the out-of-pocket third party costs reimbursed or to be reimbursed by SystemSoft in accordance with the Pre-Development Budget as set forth in this
Section 3(e).

       4. SystemSoft agrees to cooperate with Developer in connection with the development of the Development Land, whether for SystemSoft or another party, and except as set forth below Developer shall have no liability to SystemSoft with respect to any disruption, inconvenience, or interference caused by the development of the Development Land. In particular, SystemSoft agrees that a portion of the parking and related site improvements included in Phase A, but not the building or access thereto, may be temporarily closed in connection with the development of the Development Land and may be

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relocated or removed so long as equivalent parking is provided on the
Development Land upon completion of construction. Notwithstanding the foregoing, Developer shall consult with SystemSoft and use reasonable efforts to minimize disruption, inconvenience or interruption to SystemSoft during the development of the Development Land, including by providing off-site parking areas and shuttle bus service if necessary to replace on-site parking spaces needed by SystemSoft which are temporarily closed. All costs of minimizing disruption, inconvenience, or interruption shall be paid by Developer and included in the Phase B Budget.

       5.   (a)   SystemSoft's rights under Section 3 to require Developer to develop Phase B and lease Phase B to SystemSoft for its own use and occupancy ("SystemSoft's Phase B Rights") shall be null and void without further action of the parties upon notice by Developer in the event that: (i) the Phase B Lease is not executed on or before the date which is ten (10) years after the commencement of the initial term under the Phase A Lease, (ii) the Phase A Lease is terminated, a material default by SystemSoft exists under the Phase A Lease continuing after any applicable notice and cure period under the Phase A Lease, or a material default by SystemSoft exists under this Agreement continuing for more than ten (10) days after notice (or, in the case of a non-monetary default, such longer period as is reasonably required with the exercise of due diligence), (iii) SystemSoft assigns its interest in the Phase A Lease or its rights under this Agreement and the assignment is not to an affiliate controlled by, controlling, or under common control with SystemSoft, and is not the result of a merger, consolidation, sale of all or substantially all of SystemSoft's assets or acquisition of any of the issued and outstanding capital stock of SystemSoft, (iv) SystemSoft subleases more than one third of the Demised Premises under the Phase A Lease for a term of more than five years to a subtenant who is not an affiliate controlled by, controlling, or under common control with SystemSoft, or the Phase A Lease is terminated for more than one-third of the Demised Premises and a time period of more than five (5) years on account of a proposed sublease under the Phase A Lease, or (v) SystemSoft has not satisfied the Phase B Default Financial Requirements (defined in Section 6 below) for a period of one (1) year or more. This Section 5(a) shall be self-operative upon notice from Developer, but promptly after a request by Developer, SystemSoft shall execute and deliver an instrument in recordable form confirming the termination of SystemSoft's rights with respect to Phase B. Any termination of SystemSoft's Phase B Rights under this Section 5(a) shall not affect SystemSoft's obligations under this Agreement (including, without limitation, its obligations under Sections 1, 2 and 4), except that after the date of such notice SystemSoft shall have no further obligations under Section 3 except to pay for any costs incurred by Developer prior to the date of such notice and SystemSoft shall have no further obligation to provide financial information under Section 6. In the event Developer terminates SystemSoft's Phase B Rights under this Section 5(a) and the Phase A Lease has not been terminated and SystemSoft is not in material default under the Phase A Lease or this Agreement continuing beyond any applicable notice and cure period, then SystemSoft shall have the right, exercised by notice to Developer given within sixty (60) days after Developer's notice under this Section 5(a), to acquire, for a price determined as set forth below, Developer's rights to develop the

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Development Land, including all of Developer's rights in the Development Land and all agreements, plans, specifications, reports, studies, permits, approvals and other materials concerning the development of the Development Land (the "Development Land Rights"). SystemSoft's notice exercising this right shall be accompanied by a deposit in the amount set forth below to be valid, and Developer shall be entitled to retain the deposit as its sole remedy if SystemSoft fails to purchase the Development Land as set forth herein. The amount of the deposit shall be equal to $150,000 if SystemSoft's notice exercising this right is given in the first year following the date of this Agreement, and the required amount of the deposit shall increase by 5% on each anniversary of the date of this Agreement for a notice given thereafter. In the event SystemSoft exercises this right, Developer shall convey all of the Development Land Rights to SystemSoft, for an amount equal to the greater of (x) One Million Five Hundred Twenty Thousand Dollars ($1,520,000.00) plus all out of
                                                                 ----
pocket third-party costs then incurred by Developer in connection with the acquisition or development of the Development Land which have not been reimbursed by SystemSoft under Section 3(e), plus an amount equal to 20% of all
                                             ----
such costs whether or not reimbursed by SystemSoft or (y) the fair market value of the Development Land Rights (such fair market value being referred to as the "Determined Property Value"). The Development Land Rights shall be conveyed without warranty or recourse except for a warranty of title by Developer as to its own acts and a representation that Developer has delivered copies of all documents and written information in Developer's possession concerning the physical condition of the Development Land, the status of Developer's title, and governmental permits and approvals required or obtained for development of the Development Land. Developer shall not be required to make any representations or warranties regarding the accuracy or completeness of any such documents or information or the matters set forth therein. In the event of a dispute concerning the Determined Property Value, it shall be determined in accordance with the appraisal procedure set forth in Exhibit "D," provided that SystemSoft shall
                                 ------------
have no right to require a determination of Determined Property Value unless it has unconditionally and irrevocably exercised its purchase right by timely notice to Developer. The Development Land Rights shall be conveyed at a closing within thirty (30) days after SystemSoft's exercise notice (or, if later, within fifteen (15) days after completion of the appraisal procedure). If the Development Land has not then been separated from the Phase A Site by a subdivision, ground lease or condominium, Developer and SystemSoft shall enter into a ground lease of the Development Land with SystemSoft as tenant for a prepaid rent equal to the purchase price for the Development Land Rights and otherwise on terms and conditions reasonably acceptable to Developer and SystemSoft. The ground lease shall require SystemSoft to use reasonable efforts to separate the Development Land from the Phase A site by subdivision, and upon such subdivision the Development Land shall be conveyed to SystemSoft subject to appropriate cross-easements for access, parking, utilities, and the like. The ground lease (and any such subdivision) shall, in all events, provide for continued compliance of the Demised Premises under the Phase A Lease and related site improvements with applicable legal requirements and the terms of the Phase A Lease. SystemSoft shall pay all of Developer's reasonable expenses in connection with any transfer of the Development Land Rights under this Section 5(a), and shall indemnify Developer for any loss, cost, expense, or liability

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(including reasonable attorneys' fees) arising with respect to acts, omissions, or conditions concerning the Development Land first occurring after the transfer except to the extent caused by Developer's negligence or willful misconduct. Developer shall indemnify SystemSoft for any loss, cost, expense, or liability (including reasonable attorneys' fees) arising with respect to acts, omissions, or conditions concerning the Development Land first occurring prior to the transfer except to the extent caused by SystemSoft's negligence or willful misconduct.

            (b) Developer shall have the right, in its discretion, to elect by notice to SystemSoft not to proceed with development of Phase B after receiving a Phase B Notice to Proceed or, if commenced, not to proceed further with efforts to develop Phase B. If Developer shall so notify SystemSoft, Developer shall have no further obligation to proceed with the development of Phase B. In the event Developer notifies SystemSoft under this Section 5(b) that it is not proceeding with development of Phase B, SystemSoft shall have the right, exercised by notice to Developer given within ninety (90) days after Developer's notice under this Section 5(b) to acquire the Development Land Rights for the purchase price set forth below. If SystemSoft does not timely exercise such right, SystemSoft's Phase B Rights shall be rendered null and void without further action of the parties. SystemSoft's notice exercising this right shall be accompanied by a deposit in the amount set forth below to be valid, and Developer shall be entitled to retain the deposit as its sole remedy if SystemSoft fails to purchase the Development Land as set forth herein. The amount of the deposit shall be equal to $150,000 if SystemSoft's notice exercising this right is given in the first year following the date of this Agreement, and the required amount of the deposit shall increase by 5% on each
anniversary of the date of this Agreement for a notice given thereafter.    In
the event SystemSoft exercises this right, Developer shall convey all of the Development Land Rights to SystemSoft, at a closing within thirty (30) days after SystemSoft's exercise notice, for an amount equal to One Million Five Hundred Twenty Thousand Dollars ($1,520,000.00) plus all out-of-pocket costs
                                                ----
then incurred by Developer in accordance with the Pre-Development Budget which have not been reimbursed by SystemSoft under Section 3(e), plus an amount equal
                                                           ----
to 20% of all such costs whenever reimbursed by SystemSoft. The Development Land Rights shall be conveyed without warranty or recourse except for a warranty of title by Developer as to its own acts and a representation that Developer has delivered copies of all documents and written information in Developer's possession concerning the physical condition of the Development Land, the status of Developer's title, and governmental permits and approvals required or obtained for development of the Development Land. Developer shall not be required to make any representations or warranties regarding the accuracy or completeness of any such documents or information or the matters set forth therein. If the Development Land has not then been separated from the Phase A Site by a subdivision, ground lease or condominium, Developer and SystemSoft shall enter into a ground lease of the Development Land with SystemSoft as tenant for a prepaid rent equal to the purchase price for the Development Land Rights and otherwise on terms and conditions reasonably acceptable to Developer and SystemSoft. The ground lease shall require SystemSoft to use reasonable efforts to separate the Development

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Land from the Phase A site by subdivision,and upon such subdivision the
Development Land shall be conveyed to SystemSoft subject to appropriate cross-easements for access, parking, utilities, and the like. The ground lease shall, in all events, provide for continued compliance of the Demised Premises under the Phase A Lease and all related site improvements with applicable legal requirements and the terms of the Phase A Lease. SystemSoft shall pay all of Developer's reasonable expenses in connection with any transfer of the Development Land Rights under this Section 5(b), and shall indemnify Developer for any loss, cost, expense, or liability (including reasonable attorneys' fees) arising with respect to acts, omissions, or conditions concerning the Development Land first occurring after the transfer except to the extent caused by Developer's negligence or willful misconduct. Developer shall indemnify SystemSoft for any loss, cost, expense, or liability (including reasonable attorneys' fees) arising with respect to acts, omissions, or conditions concerning the Development Land first occurring prior to the transfer except to the extent caused by SystemSoft's negligence or willful misconduct.

            (c) SystemSoft shall, at any time, have the right by notice to Developer to unconditionally and irrevocably waive and relinquish SystemSoft's Phase B Rights (a "Phase B Waiver Notice"). A Phase B Waiver Notice shall not affect SystemSoft's obligations under this Agreement (including, without limitation, its obligations under Sections 1, 2 and 4), except that SystemSoft shall have no further obligation under Section 3 except to pay for any costs incurred by Developer prior to the date of the Phase B Waiver Notice and SystemSoft shall have no further obligation to provide financial information under Section 6. However, except as set forth below, upon a Phase B Waiver Notice Developer shall commence and thereafter pursue diligent efforts to sell or ground lease the Development Land or to develop the Development Land for another tenant or occupant on commercially reasonable terms. SystemSoft shall within twenty (20) days after request pay any out-of-pocket third-party costs incurred in connection with efforts to market the Development Land for sale or ground lease (subject to reimbursement out of any profit received by Developer on the sale or ground lease), but all costs in connection with a proposed development shall be paid by Developer. Developer shall have no obligation to commence or pursue such efforts at any time that SystemSoft is in material default under this Agreement or the Phase A Lease or if the Phase A Lease has been terminated. Developer may also elect by notice to SystemSoft not to commence such efforts or to cease such efforts at any time, provided that if Developer makes such election, then in its notice Developer shall offer to transfer the Development Land Rights to SystemSoft on the same terms and conditions that would apply if SystemSoft's Phase B Rights were terminated by Developer under Section 5(a). If Developer has not entered into a binding agreement to sell, lease or develop the Development Land within one (1) year after the Phase B Waiver Notice is given, and SystemSoft is not in material default under this Agreement or the Phase A Lease and the Phase A Lease has not been terminated, then SystemSoft shall have the right to market the Development Land with a broker reasonably approved by Developer for sale or ground lease and Developer shall cooperate with such efforts, but in no event shall Developer have any obligation to sell or lease the Development Land on terms less favorable than the terms which would apply if SystemSoft's Phase B Rights were terminated by Developer under Section 5(a) (provided that SystemSoft shall have the right to make up any payment shortfall).

       6. SystemSoft acknowledges and agrees SystemSoft's financial condition is essential to Developer's ability to obtain construction and permanent financing for the development of Phase B. As set forth below, Developer and SystemSoft have agreed on separate financial thresholds for Developer's obligation to proceed with Phase B and for Developer's right to terminate SystemSoft's Phase B Rights. SystemSoft shall promptly, from time to time upon request by Developer, provide Developer full and complete information concerning SystemSoft's financial condition certified by SystemSoft's chief financial officer as well as all available financial statements reviewed or audited by SystemSoft's outside public accountants. Developer shall have no obligation to proceed with the pre-development activities for Phase B or enter into the Phase B Lease at any time that SystemSoft's financial condition does not satisfy any of the Phase B Development Financial Requirements, and as set forth in Section 5(a) above SystemSoft's rights with respect to the development and lease of Phase B may be terminated if any of the Phase B Default Financial Requirements remain unsatisfied for a period of more than one (1) year. The Phase B Development and Default Financial Requirements are as follows:

                                                    Phase B         Phase B
                                                  Development       Default
                                                   Financial       Financial
                                                  Requirement     Requirement
                                                  -----------     -----------

       (a)                   Shareholders
                             Equity:              $30 million      $20 million

       (b)                   Earnings (for
                             each of the 4
                             calendar
                             quarters then
                             most recently
                             ended):               Positive,          ----
                                                   excluding
                                                   one-time
                                                    charges

       (c)                   Net Working
                             Capital (meaning
                             cash, cash
                             equivalents,
                             inventory valued
                             at cost, and
                             accounts
                             receivable of 90
                             days or less
                             minus accounts
                             payable):             $15 million      $10 million







SystemSoft shall promptly notify Developer if at any time any of the Phase B Development or Default Financial Requirements are not satisfied.

       7. All notices, requests, and other communications required or permitted under this Agreement shall be made in writing and shall be sent, unless otherwise provided herein, by registered or certified mail with postage prepaid, or by hand delivery, or by a nationally recognized overnight courier, as follows:

       If to Developer:

       Davis Investment Ventures, Inc.
       One Appleton Street
       Boston, Massachusetts 02116
       Attn: Jonathan G. Davis and Paul R. Marcus

       with a copy to:

       Richard D. Rudman, Esq.
       Hill & Barlow
       One International Place
       Boston, Massachusetts 02210

       If to SystemSoft:

       SystemSoft Corporation
       Two Vision Drive
       Natick, Massachusetts 01760
       Attn: David Sommers

       with a copy to

       David B. Currie, Esq.
       Choate, Hall & Stewart
       Exchange Place
       53 State Street
       Boston, Massachusetts 02109

or to such other place or to the attention of such other individual as a party may from time to time designate by written notice to all other parties given as herein required. Each party shall, within ten (10) days after request from time to time by the other, furnish a certificate (stating that it may be relied on by a lender, purchaser, or assignee) confirming factual matters concerning this Agreement or the performance by either party of its obligations hereunder.

       8. This Agreement contains the entire and only agreement between the parties concerning the development and lease of Phase B, and no oral statements or representations or prior written matter not contained in this Agreement shall have any force or effect. This Agreement may not be modified or amended except by written agreement duly executed by the parties hereto, and shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

       9. The covenants and agreements herein contained shall, subject to the provisions of this Agreement, bind and inure to the benefit of Developer, its successors and assigns, and SystemSoft, and its successors and assigns. The term "Developer" in this Agreement shall mean the owner or owners at the time in question of Developer's interest in the Development Land. The term "SystemSoft" shall mean the SystemSoft and its permitted assigns under the Phase A Lease. Upon any transfer of such interest, from and after the date of such transfer, Developer named herein (and in case of any subsequent transfers, the then transferor) shall be relieved of all liability for the performance of any obligations on the part of Developer contained in this Agreement except for a default by Developer prior to such transfer. None of the provisions of this Agreement shall cause either party to be liable to the other party, or anyone claiming through or on behalf of the other party for any special, indirect or consequential damages, including without limitation, lost profits or revenues. In no event shall any individual partner, officer, shareholder, trustee, beneficiary, director or similar party be liable for the performance of or by Developer or SystemSoft under this Agreement or any amendment, modification or agreement with respect to this Agreement. SystemSoft agrees to look solely to Developer's interest in the Premises or, if separately owned, the Development Land only in connection with the enforcement of Developer's obligations under this Agreement.

       10. Neither party shall record this Agreement, and if recorded this Agreement may, at Developer's election, be declared null and void. The parties shall, however, record an instrument executed by both of them to give notice of the rights of SystemSoft hereunder with respect to the development and lease of the Development Land.

       11. Each party agrees to furnish to the other, within ten (10) days after request therefor from time to time, a written statement setting forth the following information:

            (i) That the party providing the statement is not aware of any default or specifying any default;

            (ii) That the party providing the statement is not aware of any current claims or offsets against the other party, or specifically listing any such claims;

            (iii) The date through which amounts due under this Agreement have then been paid, and any amounts then due but not paid;

            (iv) Such other information relevant to the Agreement as the requesting party may reasonably request; and

            (v) A statement that any prospective mortgage lender and/or purchaser rely on all such information.

       12. Time shall be of the essence with respect to all dates and time periods under this Agreement.

       Executed as a Massachusetts instrument under seal.

                            DIV NATICK, LLC


                            By:[SIGNATURE APPEARS HERE]
                               ------------------------
                               Manager


                            SYSTEMSOFT CORPORATION



                            By:/s/ David P. Sommers
                               ----------------------

                               Name: David P. Sommers
                             Title:  VP Finance & CFO

                                   EXHIBIT A
                               Legal Description


     That certain parcel of land with improvements situated thereon in Natick, Middlesex County, Massachusetts, bounded and described as follows:

NORTHERLY     by Worcester Street by two (2) lines measuring, respectively, one hundred eighty-nine and 95/100 (189.95) feet and six hundred forty and 69/100 (640.69) feet;

EASTERLY by land now or formerly of George J. Dimatteo, by land now or formerly of Brian B. and Tracey Kennedy and by Walnut Avenue, two hundred sixty-seven and 72/100 (267.72) feet;

NORTHERLY     by said Walnut Avenue, twenty-five (25) feet;

EASTERLY      by land now or formerly of John F. and Mary F. Burns and Margaret
              E. Morrissey, one hundred and ten and 21/100 (110.21) feet;

NORTHERLY     by the same, ninety and 00/100 (90.00) feet;

EASTERLY by land now or formerly of Jeffrey A. and Karen G. Wise, by Carlisle Terrace, by land now or formerly by Wilbur R. and F. Beatrice Upson and by land now or formerly of Dennis, John and Linda A. Doerr, by two (2) lines measuring, respectively, two hundred seventy-three and 41/100 (273.41) feet and fifty-nine and 07/100 (59.07) feet;

SOUTHERLY     by land now or formerly of Wendell P. III and Marie B. Carter and by land now or formerly of Sonja E. Hicks, one hundred and fifteen and 46/100 (115.46) feet;

EASTERLY by land now or formerly of said Hicks, two hundred one and 49/100 (201.49) feet;

SOUTHERLY     by land now or formerly of said Hicks and by land now or formerly of Mill Hunt Real Estate Corporation, three hundred four and 26/100 (304.26) feet;

EASTERLY by land now or formerly of said Mill Hunt Estate Corporation, and by land now or formerly of Ellen G. Harwood, by three (3) lines measuring respectively, twenty-eight and 86/100 (28.86) feet, sixty-eight and 62/100 (68.62) feet and four hundred fifty-three and 38/100 (453.38) feet;



                                      A-1

SOUTHERLY       by land now or formerly of Edward J. and Karen A. Menard, two hundred twenty and 55/100 (220.55) feet;

EASTERLY        by the same, one hundred forty-nine and 43/100 (149.43) feet;

SOUTHWESTERLY   by land now or formerly of Laura J. Klabin, thirteen and 83/100
                (13.83) feet;

WESTERLY by land now or formerly of Helen G. Keniston and by land now or formerly of Paul F. and Suzanne M. Sullivan, by two (2) lines measuring, respectively, one hundred fifteen and 76/100 (115.76) feet and one hundred ninety-five and 00/100 (195.00) feet;

SOUTHERLY       by land now or formerly of said Sullivans, two hundred nine and
                36/100 (209.36) feet;

EASTERLY        by the same, sixty and 07/100 (60.07) feet;

SOUTHERLY       by land now or formerly of Jay J. and Lynda M. Mahoney, one hundred fourteen and 86/100 (114.86) feet;

WESTERLY by land now or formerly of Boston Young Women's Christian Association, Inc. and by land now or formerly of Apple Hill Associates, shown as Lot I on the hereinafter mentioned plan, by two (2) lines measuring, respectively, three hundred thirty-seven and 93/100 (337.93) feet and one hundred sixty-seven and 27/100 (167.27) feet;

NORTHERLY       by land now or formerly of Apple Hill Associates, shown as Lot I on the hereinafter mentioned plan, two hundred ninety-four and 54/100 (294.54) feet;

WESTERLY        by the same, two hundred seventy and 57/100 (270.57) feet;

SOUTHWESTERLY   by the same two hundred ninety-two and 68/100 (292.68) feet along a curve having a radius of two hundred twenty-five and 00/100 (225.00) feet;

WESTERLY        by the same, one hundred twelve and 65/100 (112.65) feet; and

NORTHWESTERLY   by the same one hundred twelve and 96/100 (112.96) feet along a curve having a radius of one hundred twenty and 00/100 (120.00) feet.


     Being shown as Lot II (containing approximately 16,000 acres), Area "A" (containing approximately 0.903 acres), and "Conservation Land" (containing approximately 5.683 acres) on a plan prepared by C. T. Male Associates, Inc., South Deerfield, Massachusetts, entitled "Plan of Land In Natick (Middlesex County), Massachusetts, Prepared For Apple Hill Associates", dated May 6, 1985, recorded with Middlesex South District Registry of Deeds in Book 16427, Page 459.

                                DEVELOPMENT LAND
                          EXHIBIT A TO PHASE B AGREEMENT

                              [MAP APPEARS HERE]

                                   EXHIBIT B
                                   ---------

                          OPERATING EXPENSES AND TAXES

     (a) SystemSoft shall pay to Developer all real estate taxes and other municipal or public assessments allocable to the Development Land from the acquisition of the Premises until the Phase B Carry Termination Date and all operating expenses for the Development Land, if not paid under the Phase A Lease, from the commencement of the term of the Phase A Lease until the Phase B Carry Termination Date. Special assessments shall be paid over the longest period permitted.

     Amounts due hereunder shall be prorated should SystemSoft's obligation hereunder commence or terminate before: (i) the end of any fiscal tax year for that portion related to taxes; or (ii) the end of any calendar year for that portion related to operating expenses. SystemSoft shall pay to Developer the amounts due hereunder within fifteen (15) days after written notice from Developer to SystemSoft. Upon request of Developer, SystemSoft shall make monthly payments on the first of each month equal to one-twelfth (1/12) of the annual amount reasonably projected by Developer to be due from SystemSoft (pro-rated for any partial month). At the request of either party, the monthly payments shall be reasonably revised from time to time so that the remaining monthly payments shall equal the additional rent then projected to be due for the year in question. A final accounting and payment for each real estate tax and operating period shall be made within thirty (30) days after written notice from Developer of the exact amount due for the fiscal tax year or calendar year in question. In the event real estate taxes on the Development Land are subsequently reduced or abated, SystemSoft shall be entitled to receive a rebate of the amount abated, provided that the amount of the rebate allocable to SystemSoft shall in no event exceed the amount paid by SystemSoft for such fiscal year on account of real estate taxes, and further provided the rebate allocable to SystemSoft shall be reduced by the reasonable cost of obtaining such reduction or abatement not otherwise paid by SystemSoft. If the Development Land is a separate tax lot, Developer shall seek a reduction or abatement of real estate taxes for the Development Land at SystemSoft's reasonable request, provided that all reasonable costs incurred by Developer in seeking the reduction or abatement shall be reimbursed by SystemSoft within thirty (30) days after request.

     (b)  Operating expenses shall include:

          (1) All reasonable expenses incurred by Developer or its agents which shall be directly related to employment in connection with the Development Land of personnel (including amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and similar taxes, workmen's compensation, insurance, disability benefits, pensions, hospitalization, retirement plans and group insurance, uniforms and working clothes and the cleaning thereof, and expenses imposed on the Developer or its agents pursuant to any collective bargaining agreement), for services in connection with the ownership, landscaping, drainage, fencing, maintenance, upkeep, and protection of the Development Land in a manner customarily provided to undeveloped land in first-class office parks in suburban Boston, including requirements imposed by the Town of Natick Planning Board Decision 15-96 (collectively "Carrying" the Development Land), and, subject to clause (c)(1) below, personnel engaged in supervision of any of the persons mentioned above;

          (2) The reasonable market rate cost of services, materials and supplies furnished or used in Carrying the Development Land;

          (3) The reasonable market rate cost of replacements for tools and equipment used in Carrying the Development Land;

          (4) Reasonable market rate insurance premiums in connection with the Development Land;

          (5) The reasonable market rate costs of plowing and snow removal, landscaping, fencing, draining and maintaining the Development Land;

          (6) Reasonable market rate amounts paid to independent contractors for services, materials and supplies furnished for Carrying the Development Land.

          (7) All other reasonable market rate expenses incurred in connection with Carrying the Development Land, including any expenses in the nature of common area charges for facilities shared with adjoining property to the extent allocable to the Development Land, and any condominium common expenses assessed against the Development Land under a condominium created at the Premises.

     (c) Operating expenses shall be computed on a cash basis and shall be determined in accordance with generally accepted accounting principles consistently applied. They may be incurred directly or by way of reimbursement and shall include taxes applicable thereto. Developer shall use reasonable efforts to obtain competitive prices for the goods and services provided in Carrying the Development Land. Developer shall solicit at least three bids for any maintenance or repair costs to be included in operating expenses which are anticipated to be in excess of Five Thousand Dollars ($5,000.00), such amount to be reasonably adjusted from time to time for inflation, using the Consumer Price Index - All Urban Consumers for the Boston metropolitan area published by the U.
S. Department of Labor or a comparable index reasonably selected by Developer and shall consult with SystemSoft before accepting a bid other than the lowest bid. The following shall be excluded from operating expenses:

          (1) Salaries and related benefits or any portion thereof for officers and executives of the Developer above the level of property manager.

          (2)  Depreciation of the Development Land or any improvements thereon.

          (3)  Interest and amortization on indebtedness.

          (4) Expenses which SystemSoft otherwise pays by the terms of Phase A Lease or otherwise.

          (5) Repairs or other work occasioned by the exercise of right of eminent domain.

          (6) Expenses, other than real estate taxes and third-party costs incurred in Carrying of the Development Land, created under any ground or underlying leases.

          (7) Any expense for which Developer is compensated through proceeds of insurance, condemnation or otherwise.

          (8) Expenses for periods of time prior to commencement of the term of the Phase A Lease or after the Phase B Carry Termination Date.

          (9) Cost of removal, abatement or remediation of hazardous substances or materials caused by Developer or persons other than SystemSoft.

          (10) All operating expenses shall be reduced by the amount (net of collection costs) of any insurance reimbursement, discount or allowance received by Developer in connection with such costs.

          (11) Costs incurred in the acquisition and development of the Development Land, including leasing costs and costs to design or construct improvements for use or occupancy by a tenant or other occupant.

It is intended that payments under this Exhibit "B" shall be a net return to
                                        -----------
Developer throughout the term of Exhibit "B" free of all costs, except those
                                 -----------
which this Exhibit "B" expressly makes Developer responsible for bearing; and
           -----------
all provisions shall be construed in terms of such intent.

     SystemSoft shall have the right for a period of ninety (90) days following its receipt of Developer's statement of operating expenses to audit same. If it is determined that the amount due was less than the amount paid by SystemSoft, Developer shall either promptly refund to SystemSoft the difference or credit same against the payments next due from SystemSoft. If it is determined that the amount due was less than ninety-five percent (95%) the amount paid by SystemSoft, Developer shall reimburse SystemSoft for the reasonable third-party costs of any audit performed by SystemSoft.

                                   EXHIBIT C
                                   ---------

                     PHASE B BASE RENT CALCULATION EXAMPLE


     Assume that the total cost to develop Phase B as shown on the approved Phase B Budget is $12,000,000. Further assume that the Benchmark Treasury Yield is 7.28%. The Phase B Rent Factor is therefore equal to 13.0% (12.5% plus the 0.5% by which 7.28% exceeds 6.78%). The base rent during the first five years of the initial term of the Phase B Lease is therefore $1,560,000 per year ($12,000,000 multiplied by 13.0%).

                                   EXHIBIT D
                                   ---------

                              APPRAISAL PROCEDURE


     At any time after SystemSoft has exercised a right to acquire the Development Land Rights under Section 5(a) or 5(c) of the Agreement, either Developer or SystemSoft may request that the other agree to the Determined Property Value. If Developer and SystemSoft fail to agree on the Determined Property Value within ten (10) days after any such request, the Determined Property Value shall be determined by a single appraiser satisfactory to both Developer and SystemSoft, if they are able to agree to such an appraiser within such ten (10) day period. If no single appraiser is so selected, Developer and SystemSoft shall each appoint an independent appraiser who is a member of the Appraisal Institute and who has at least ten (10) years' experience appraising commercial land development sites in the Greater Boston Area and who is not then employed or anticipated to be employed, and who during the last three years has not been employed, by the party selecting the appraiser, and in the case of the third appraiser, either party. The two appraisers so appointed shall thereafter appoint a third appraiser within seven (7) days of their appointment who meets the same qualifications. If they fail to do so, Developer or SystemSoft may request that the head of the Massachusetts Chapter of the American Institute of Real Estate Appraisers (or any other recognized professional association of real estate appraisers) designate a third appraiser with such qualifications. The three appraisers so appointed shall within twenty (20) days thereafter render their judgment as to the fair market value of the Development Land Rights. The Determined Property Value shall be the numerical average of the two closest appraisals or the one, if any, which is the numerical average of the other two. In the event that Developer fails to select an appraiser within seven (7) days of the request by SystemSoft that it do so, the Determined Property Value shall be the fair market value of the Development Land Rights as determined by an appraiser who meets the qualifications stated above and who is selected solely by SystemSoft. In the event that SystemSoft fails to select an appraiser within seven (7) days of a request made by Developer, the Determined Property Value shall be the fair market value of the Development Land Rights as determined by an appraiser who meets the qualifications stated above and who is selected solely by Developer. SystemSoft shall pay the cost of the appraisers, provided that the fees of Developer's appraiser are commercially reasonable.